Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Names Tony Thene CFO for Engineered Products and

Solutions group; Graeme Bottger Elected Alcoa Controller

New York, NY, July 23, 2010 — Alcoa announced today that two senior finance executives will swap positions so each can broaden his experience within the global aluminum company. Effective August 1, Tony R. Thene, Alcoa Vice President and Controller, has been named Chief Financial Officer of Alcoa’s Engineered Products and Solutions business group (EPS), and Graeme Bottger, currently EPS Chief Financial Officer, has been elected to succeed Mr. Thene as Alcoa Vice President and Controller.

“Tony moves to the top finance position in EPS at a time when our downstream business is pursuing an external growth strategy and strengthening productivity, both areas where his controller background will be beneficial to EPS,” said Alcoa Executive Vice President and Chief Financial Officer Chuck McLane.

Mr. Thene will remain a Vice President of Alcoa and has been named to the Company’s Executive Council. He has served with Alcoa for 21 years.

Mr. Bottger, in his new role, will be responsible for global business services for Alcoa.

“In Graeme’s 29-year Alcoa career, he has held a broad range of global operating and corporate positions that prepare him well for his new assignment as Alcoa’s Controller,” McLane said. “During his five years as EPS CFO, the group grew dramatically in size and importance within the Alcoa portfolio.”

Mr. Bottger was elected an officer of Alcoa and will remain a member of the Company’s Executive Council.

Biographical Information

Tony Thene

Mr. Thene has served in a series of financial management positions in addition to his role as Alcoa Vice President and Controller, including Chief Financial Officer, Global Mill Products; and Vice President, Finance, for Alcoa World Alumina and Chemicals. Earlier in his career, Mr. Thene worked as plant controller at two locations before being named Manufacturing Manager for the Alumina Chemicals business in Arkansas. In 1998, he joined the Alcoa Forgings business in Cleveland, Ohio, as Division Controller, then in 2001 he moved to New York as manager of the Corporate Financial Analysis and Planning group. Mr. Thene was named Vice President, Finance for Alcoa World Alumina and Chemicals in 2002, then CFO Global Mill Products. In 2006 he was named Director, Investor Relations. Mr. Thene was named to his most recent position in 2008.

Mr. Thene obtained a bachelor’s degree in accounting from Indiana State University (1983) and received an MBA degree from Case Western Reserve University in Cleveland, Ohio, in 2001. Mr. Thene is a certified public accountant.

Graeme Bottger

Mr. Bottger joined Alcoa in 1980 as a product accountant at the company’s Point Henry facility in Australia. Since then, he has held a series of accounting and financial management positions in Alcoa’s Australian smelting, rolling, extrusion, foil and alumina businesses and corporate office. Prior to his move to the United States in 1999 to accept an assignment in the Financial Analysis and Planning department, Mr. Bottger held the position of Chief Financial Officer for Alcoa’s joint venture with Kobe Steel in Australia (KAAL). In 2001, Mr. Bottger was named Vice President, Finance, for Alcoa Home Exteriors where he was responsible for procurement, IT, credit, accounting and quality. He then became Vice President, Sales, in 2003, responsible for field sales, customer support and pricing administration. He was named Chief Financial Officer of Alcoa Engineered Products and Solutions in 2005.

Mr. Bottger earned his bachelor of commerce degree from Deakin University, Australia, followed by a bachelor’s degree in computer science. He also holds a diploma of Corporate Management from the Institute of Chartered Secretaries and Administrators.

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for eight consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.